EXHIBIT (a)(23)


NEWS


Contact:

Ford Motor Company            IMMEDIATE RELEASE
Media:
Todd Nissen                   FORD COMPLETES TENDER OFFER
313.594.4410                  FOR HERTZ PUBLIC SHARES
tnissen@ford.com
                              DEARBORN, Mich., March 5 - Ford Motor Company
Securities Analysts:          [NYSE:F] today announced the successful completion
-------------------           of its tender offer for the publicly held shares
Mike Holland                  of Class A common stock of The Hertz Corporation
313.323.8221                  [NYSE: HRZ] for $35.50 a share.
mholland1@ford.com
                              The offer expired at midnight EST on March 2.
Shareholder Inquiries:        Based on preliminary information, 19,375,185 of
800-555-5259 or               the approximately 20 million publicly traded
313-845-8540                  shares of Hertz Class A common stock were tendered
stockinfo@ford.com            by the expiration date. Ford FSG Inc., a Ford
                              subsidiary through which the tender offer was
                              made, has accepted for payment all validly
                              tendered shares and expects to make payment to the
                              depositary for the accepted shares on March 6.
Media Information Center
1.800.665.1515 or             The tendered shares, together with the Hertz Class
1.313.621.0504                A shares already owned by Ford, represent more
media@ford.com                than 90 percent of Hertz's outstanding Class A
                              common stock.

                              Ford and Hertz will now complete the transaction
                              by merging a subsidiary of Ford FSG with Hertz.
                              Hertz will then become an indirect wholly owned
                              subsidiary of Ford Motor Company. As part of the
                              merger, each of the remaining Hertz Class A
                              shares, other than shares for which appraisal
Go to http://media.ford.com   rights have been demanded, will be converted into
for news releases and         $35.50 in cash, without interest. Completion of
high-resolution photographs.  the merger is expected in about a week.